EXHIBIT 99(b)

PALM BEACH GARDENS, FLORIDA, January 16, 2001 ... Admiralty Bancorp, Inc., (NASDAQ NM: AAABB) parent company of Admiralty Bank announced today its results for 2000. Admiralty Bancorp, Inc. reported a net profit of $606,000, or $0.21 per share, compared to a profit of $252,000, or $0.09 per share in 1999. The Company's total interest income increased 112% over 1999, to $16,781,000 from $7,930,000. This growth in earnings reflects the dramatic increase in the Company's assets as the management team continues to focus on high quality internal growth. The Company's interest expense increased 225% over 1999, to $7,965,000 in 2000 from $2,448,000 in 1999. This increase is attributable to growth in the deposit portfolio as demonstrated in the following table, and to Federal Home Loan Bank borrowings not in place in 1999 and a repurchase agreement that originated in the fourth quarter of 1999. The Company's cost of funds for 2000 was 4.4% as compared to a cost of funds of 2.8% for 1999, reflecting the rise in interest rates between these periods and the initiative of the Company to raise additional deposits to fund the dramatic loan growth. The additional deposits were raised primarily in money market accounts and time deposits on which the average balances increased $28 million and $42 million, respectively, in 2000 compared to 1999.

The internal growth in assets and deposits over the past twelve months is demonstrated as follows:

                          12/31/99             12/31/00           % Increase
                          --------             --------           ----------

Total Loans            $100.9 million       $221.0 million            119%

Total Deposits         $110.3 million       $261.3 million            137%

Total Assets           $140.0 million       $301.4 million            115%

The Company has demonstrated the ability to continue with rapid growth and simultaneously produce a profit. The Company generated pre-tax income of $969,000 in 2000. The pre-tax income for the year is net of $635,000 in depreciation and amortization expenses and $1,442,000 provision to the allowance for loan losses.

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Mr. Ward Kellogg, President and Chief Executive Officer of Admiralty Bancorp,
Inc. stated, "The Board of Directors and staff of Admiralty Bank are all very pleased to have more than doubled our assets and our earnings per share simultaneously in the year 2000. Two additional teams of local banking experts joined our team of veteran South Florida bankers during 2000 to expand our bank to the Space Coast and Orlando. Our staff remains highly motivated to continue providing superior customer service in order to exceed all our goals. "

Admiralty Bancorp, Inc. is the parent company for Admiralty Bank. Admiralty Bank is a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and five branch offices located in Boca Raton, Juno Beach, Jupiter, Melbourne and Orlando, Florida. The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients. Admiralty Bancorp, Inc. also owns an interest in Admiralty Insurance Services, LLC. Admiralty Insurance Services is a limited liability corporation providing a full range of insurance services to Admiralty Bank customers and the public.

"Safe Harbor" Statement under the private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.